EXHIBIT 10.13

[PAIN THERAPEUTICS, INC. LETTERHEAD]

August 29, 2000

Grant L. Schoenhard, Ph.D.

[address]

Dear Grant:

Barry Sherman and I are very pleased to offer you the position of Vice President, Preclinical Development at Pain Therapeutics, Inc. We believe this offer reflects both the letter and the spirit of previous discussions. Terms of your offer of employment are outlined below:

1. As Vice President, Preclinical Development, you will initially report to Barry Sherman, MD, PTI’s Executive Vice President & Chief Medical Officer.

2. Your primary responsibilities will include providing PTI with preclinical and clinical pharmacology support for PTI’s entire pipeline of products. This role is crucial to PTI’s regulatory and clinical groups to assure the timely, successful completion of PTI’s clinical programs.

3. Your cash compensation will be $175,000 per year and will be reviewed annually. In addition, PTI will reimburse you for all reasonable business and travel expenses actually incurred on behalf of PTI.

4. You will receive an option to buy 50,000 shares of PTI common stock. All options are priced at the fair market value of PTI’s common stock at the date of grant. Your option will vest monthly and equally over 48 months, starting on the start date of your full-time employment by PTI.

5. Your mutually agreed upon start date is Monday, September 11, 2000.

6. You will be eligible to receive medical, life insurance, disability or other health, insurance and other benefits provided to regular full-time PTI.

7. You will be entitled to three (3) weeks paid vacation at times mutually agreeable to you and PTI Vacation time is accrued at the rate of 1.25 days per month. Unused vacation may not be reimbursed or carried forward from year to year.

8. You acknowledge and agree that in accordance with California law, your employment at PTI is “at will”. You understand that PTI or you may terminate your employment at any time, for any reason or no reason, with or without cause and with and without notice. PTI also reserves the right to make personnel decisions regarding your employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI’s needs.

In the event PTI terminates your employment without cause after your one year anniversary, PTI will continue to provide you with your regular base salary and health benefits until the earlier of a) three months from date of termination, or b) your date of new employment or other compensated position elsewhere. You will not receive severance or other termination benefits or any other benefits (including vesting of unvested stock) in the event either a) you terminate this employment arrangement for any reason or no reason, or b) PTI terminates this employment arrangement for any reason or no reason in the first 12 months of your full-time employment, or c) PTI terminates this employment arrangement with cause.

9. You and PTI further agree that all disputes, claims or causes of action arising out of your employment or its termination shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy.

10. You warrant and represent that you have no commitments or obligations inconsistent with PTI’s offer of employment as of the date of your full-time employment with PTI. You further understand that this is a full-time and exclusive position in the services of PTI.

11. You agree to sign a CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (attached).

12. This offer expires Thursday, August 31, 2000 unless signed by you and received by PTI before then.

Grant, I believe these terms reflect our discussions. If acceptable to you, please sign, date and return one original copy. We look forward to working with you!

/s/ REMI BARBIER
Remi Barbier President & CEO

I agree to all the terms and condition of employment set forth in this letter,

/s/ GRANT L. SCHOENHARD
Grant L. Schoenhard

AMENDMENT TO OFFER LETTER

This amendment (the “Amendment”) is made by and between Grant L. Schoenhard (the “Executive”) and Pain Therapeutics, Inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 30, 2008.

WITNESSETH:

WHEREAS, the Parties previously entered into an offer letter, date August 29, 2000 (the “Offer Letter”); and

WHEREAS, the Company and Executive wish to amend the Offer Letter, and bring certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”), as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is hereby amended as follows:

1.	The following language is inserted immediately following the second full paragraph on the second page of the Offer Letter:

“Notwithstanding anything to the contrary in this offer letter, no Deferred Payments (as defined below) will be considered due or payable until you have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits payable upon separation, that are payable to you, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A will be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, then, if required, the Deferred Payments, which are otherwise due to you on or within the 6 month period following your termination will accrue, to the extent required, during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of your termination of employment or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

These provisions are not intended to increase or to decrease any severance or other compensation arrangements currently in place between you and the Company.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

Pain Therapeutics, Inc.		Executive

By:		By:
Name:	Remi Barbier		Grant L. Schoenhard
Title:	President & CEO